Exhibit (g)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of the [   ] day of [  ], 2011, by and between Paramount Institutional Access Fund, a Delaware business Trust (the “Fund”), and Paramount Access Advisors, LLC, a Texas limited liability company as investment adviser to the Fund (the “Adviser”).

WHEREAS, the Fund is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Adviser is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

WHEREAS, the Fund desires that the Adviser shall act as its investment adviser pursuant to this Agreement and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and among the parties, as follows:

1.           General Provision.

The Fund hereby employs the Adviser and the Adviser hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth.  The Adviser shall, in all matters, give to the Fund and the Fund’s Board of Trustees (the “Board”) the benefit of its best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to (i) the provisions of the Investment Company Act and any rules or regulations thereunder; (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Declaration of Trust and By-Laws of the Fund as amended from time to time; (iv) policies and determinations of the Board; (v) the fundamental policies and investment restrictions of the Fund as reflected in the Fund’s registration statement under the Investment Company Act or as such policies may, from time to time, be amended by the Fund’s unitholders (“Unitholders”); and (vi) the Registration Statement on Form N-2 of the Fund in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund.

2.            Investment Management.

(a) The Adviser shall, subject to the direction and control by the Board, (i) regularly provide investment advice and recommendations to the Fund with respect to its investments, investment policies, investment allocations and the purchase and sale of securities; (ii) supervise continuously the investment program of the Fund and the composition of its portfolios and determine what securities shall be purchased or sold by the Fund, including actively shifting the Fund’s allocations in its sole discretion ; (iii) arrange, subject to the provisions of Section 6 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the Fund’s portfolio; and (iv) determine the portion of the Fund’s assets that will be invested in securities, other financial instruments, other assets or cash equivalents or left uninvested.

(b) Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of Section 6 hereof, the Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(c) Nothing in this Agreement shall prevent the Adviser or any officer thereof from acting as investment adviser for any other person, firm or corporation and shall not in any way limit or restrict the Adviser or any of its directors, officers or employees from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and under the Investment Advisers Act.

3.           Other Duties of the Adviser.

The Adviser shall, at its own expense, provide and supervise the activities of all administrative and clerical personnel as shall be required to provide effective corporate administration for the Fund.  In addition, with respect to the Fund, the Adviser shall provide the compilation and maintenance of such records with respect to its operations as may reasonably be required. The Adviser shall, at its own cost and expense, also provide the Fund with employees, adequate office space, facilities and equipment.

4.            Allocation of Expenses.

All other costs and expenses not expressly assumed by the Adviser under this Agreement shall be paid by the Fund, including, but not limited to, expenses related to transfer agency services, brokerage commissions, custody fees and any withholding or transfer taxes and research related expenses incurred in connection with locating, evaluating and implementing potential investments.  The Fund will also bear all out-of-pocket costs of the administration of the Fund, including the preparation and filing of such reports with respect thereto as shall be required by the Commission, including notices pursuant to repurchase offers, composition of periodic reports and notices with respect to its operations for the shareholders of the Fund, including notification of repurchase offers, trustee fees, accounting, audit and legal expenses, costs of any litigation or investigation involving the Fund’s activities, printing, mailing, costs associated with reporting and providing information to existing and prospective investors, certain other expenses (including travel costs of the Adviser’s personnel) related to the purchase and sale of investments, and any other expenses not expressly agreed to be paid by the Adviser.  However, the Adviser may, in its sole discretion, choose to waive any or all of its Management Fee (defined in Section 5) absorb any such expenses incurred on behalf of the Fund or reimburse the Fund for any such expenses.  The Fund does not have its own separate employees or office, and they do not reimburse the Adviser for salaries, office rent and other general overhead costs of the Adviser.  Certain employees of the Adviser serve as officers of the Fund.  Any officers or employees of the Adviser or any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, Trustees or employees of the Fund shall not receive any compensation from the Fund for their services.

5.           Compensation of the Adviser.

The Fund agrees to pay the Adviser and the Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof a management fee (“Management Fee”) at a rate equal to 1/12th  of 1.00% (1.00% on an annualized basis) of the Fund’s Managed Assets, payable monthly in arrears, calculated as of the last business day of each calendar month.

 “Managed Assets” means the total assets of the Fund, minus all accrued expenses incurred in the normal course of operations other than liabilities or obligations attributable to leverage, including, without limitation, leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objective and policies, and/or (iv) any other means.

6.            Portfolio Transactions and Brokerage.

(a) Subject to the oversight of the Board, the Adviser is responsible for decisions to buy and sell securities for the Fund, the negotiation of the commissions to be paid on brokerage transactions, the prices for principal trades in securities, and the allocation of portfolio brokerage and principal business.  It is the policy of the Adviser to seek the best execution at the best security price available with respect to each transaction in light of the overall quality of brokerage and research services provided to the Adviser.  In selecting broker/dealers and in negotiating commissions, the Adviser will consider, among other things, the firm’s reliability, the quality of its execution services on a continuing basis and its financial condition.

(b) The Fund currently does not engage in any soft dollars arrangements.  If in the future the Fund decides to engage in such practices, they will abide by Section 28(e) of the Securities Exchange Act of 1934, as amended, which permits an investment adviser, under certain circumstances, to cause an account to pay a broker or dealer who supplies brokerage and research services a commission for effecting a transaction in excess of the amount of commission another broker or dealer would have charged for effecting the transaction.  Brokerage and research services include (i) furnishing advice as to the value of securities, the advisability of investing, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities; (ii) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts; and (iii) effecting securities transactions and performing functions incidental to those transactions (such as clearance, settlement, and custody).

(c) Were the Fund to enter into in soft dollar arrangements, the Adviser would consider investment and market information and other research, such as economic, securities and performance measurement research in selecting brokers, as well as the quality and reliability of brokerage services, including execution capability, performance, and financial responsibility provided by such brokers.  Accordingly, the commissions charged by any such broker may be greater than the amount another firm might charge if the Adviser determines in good faith that the amount of such commissions is reasonable in relation to the value of the research information and brokerage services provided by such broker to the Adviser or to the Fund.  The Adviser believes that the research information received in this manner provides the Fund with benefits by supplementing the research otherwise available to the Adviser.

(d) The Adviser seeks to allocate portfolio transactions equitably whenever concurrent decisions are made to purchase or sell securities on behalf of the Fund.  In some cases, this procedure could have an adverse effect on the price or the amount of securities available to the Fund.  In making such allocations between the Fund and other advisory accounts, the main factors considered by the Adviser are the investment objective, the relative size of portfolio holding of the same or comparable securities, the availability of cash for investment and the size of investment commitments generally held, and the views of the persons responsible for recommending investments to the Fund and such other accounts and funds.

(e) The Adviser may pay a fee or commission, which may take the form of revenue sharing arrangements, to registered brokers, dealers, placement agents or other financial intermediaries who initiate sales of common units of beneficial interest (“Common Units”), directly or indirectly, in the Fund (which fees may be in addition to fees charged by such brokers, dealers, placement agents or other financial intermediaries to Unitholders directly).  Such payments may pose conflicts of interest.  The Adviser paying for Fund distribution with proceeds received (indirectly) from the Management Fee can be viewed as the Fund indirectly paying for such distribution with Fund assets.  This practice also may pose conflicts of interest for the Adviser because sales of Common Units may increase the Adviser’s fees and income from the Fund.

7.            Exculpation; Indemnification

(a) The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, gross negligence or reckless disregard in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. (As used in this Section 7, the term “Adviser” shall include managers, officers, employees, affiliates and other agents of the Adviser as well as that company itself).

(b) The Fund shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Investment Advisers Act, or under any other statute, at common law or otherwise (“Losses”) except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Adviser Indemnitee by reason of willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such Adviser Indemnitee’s office.  The rights of indemnification provided under this Section 7 shall not be construed so as to provide for indemnification of an Adviser Indemnitee for any Losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 7 to the fullest extent permitted by law.

8.            Duration.

This Agreement will take effect on the date first set forth above.  Unless earlier terminated pursuant to Section 9 hereof, this Agreement shall remain in effect for an initial term of two years from the date of execution hereof, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by (i) the Board or (ii) a vote of a majority of the Fund’s outstanding voting securities (as defined in the Investment Company Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not (A) parties to this Agreement or (B) “interested persons” (as defined in the Investment Company Act) of any party to this Agreement, by vote cast in person (to the extent required by the Investment Company Act) at a meeting called for the purpose of voting on such approval.

9.            Termination.

This Agreement may be terminated with respect to either Fund (i) by the Adviser at any time without penalty upon giving the Fund sixty (60) days’ written notice (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty to the Fund upon sixty (60) days’ written notice to the Adviser (which notice may be waived by the Adviser) provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of the Trustees of the Fund then in office or by the vote of the holders of a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Fund.

10.          Assignment

This Agreement shall automatically and immediately terminate in the event of its “assignment,” as defined in the Investment Company Act.

11.          Disclaimer of Shareholder Liability.

The Adviser understands that the obligations of the Fund under this Agreement are not binding upon any Trustee or Unitholder of the Fund personally, but bind only the Fund and the Fund’s property. The Adviser represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming Unitholder liability for acts or obligations of the Fund.

12.          Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the Investment Company Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARAMOUNT INSTITUTIONAL ACCESS FUND

By:
Name:
Title:

PARAMOUNT ACCESS ADVISORS, LLC

By:
Name:
Title: